Exhibit 10.5

Power Integrations
5245 Hellyer Avenue
San Jose, CA 95138 USA
+1 408 414 9200
www.power.com

June 15, 2025

Jennifer Lloyd

Re: Employment Terms

Dear Jennifer:

Power Integrations, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer subject to the terms described below.

You will report to the Board of Directors (the “Board”) and work closely with the Board to ensure the Company’s financial success, from our facility at 5245 Hellyer Ave., San Jose, CA. As Chief Executive Officer, you will have such duties, authority, and responsibilities as shall be determined from time to time by the Board, consistent with your position.

During the term of your employment with the Company, you will devote substantially all of your business time, attention and energy to your duties at the Company, and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

Subject to the recommendation of the Nominating and Corporate Governance Committee of the Board and approval of the Board, upon your assumption of your role as Chief Executive Officer of the Company, you will be appointed to the Board and, subject to the recommendation of the Nominating and Corporate Governance Committee and Board approval, your continued service on the Board will be subject to the annual approval of the stockholders beginning at the 2026 Annual Meeting of Stockholders.  You also agree that in the event you cease to serve as the Company’s Chief Executive Officer, or you are not re-nominated by the Company’s  Nominating and Governance Committee or you are not re-elected by the stockholders to serve on the Board in the future, you will then promptly tender your resignation from the Board.

Your annual base salary will be $650,000, paid at the bi-weekly rate of $25,000 every other Friday, less applicable deductions and all required withholdings.  The Company and its Compensation Committee may change compensation and benefits from time to time, in its discretion.

J. Lloyd

Employment Terms

Pursuant to the Company’s equity incentive plan (the “Plan”), subject to Compensation Committee approval of such grants and your execution of the equity grant agreements related to such awards, following your start date, the Company shall grant you the following:

●	An annual performance incentive award for 2025, implemented as an award of performance stock units (PSUs) in a value pro-rated from a full year value of $812,500 for the portion of the 2025 calendar year from your hire date through year end (target PSUs) (e.g., if you commenced your employment with the Company on July 1, 2025, these PSUs would be pro-rated to a value of $406,250); the number of shares to be calculated based on the closing price on the first trading day of the month following your start date as an employee. The PSUs will be subject to the terms and conditions of the Company’s 2025 PSU Plan in addition to the Plan and your grant agreement. PSU vesting is based on achievement of performance conditions for the 2025 calendar year. The actual number of PSUs that will vest can vary from 0 to 200% of the target PSUs.
●	Restricted stock units (RSUs) in the value of $2,500,000; the number of shares to be calculated based on the closing price on the first trading day of the month following your start date as an employee. Your RSUs will vest over four years from the date you commence your employment with the Company, with 25% of the RSUs vesting on the first anniversary of the date you commence your employment with the Company, and with an additional 25% of the RSUs vesting on each subsequent anniversary of the commencement of your employment until the RSUs are fully vested after four years, subject in each case to your continued full-time service through the applicable vesting date.
●	Long-term performance stock units (PRSUs) in the value of $2,500,000 (target PRSUs); the number of shares to be calculated based on the closing price on the first trading day of the month following your start date as an employee. The PRSUs will be subject to the terms and conditions of the Company’s 2025 PRSU Plan in addition to the Plan and your grant agreement. PRSU vesting is based on achievement of performance conditions over the three year period starting from January 1, 2025. The actual number of PRSUs that will vest can vary from 0 to 200% of the target PRSUs, depending upon performance.

In addition,  subject to Compensation Committee approval, in order to encourage your joining the Company as its Chief Executive Officer on or prior to July 21, 2025 (the “Target Start Date”), we will offer you a signing bonus contingent upon your joining the Company as Chief Executive Officer on or prior to the Target Start Date in the form of RSUs pursuant to the Plan in the value of $1,000,000, with the number of shares to be calculated based on the closing price on the first trading day of the month following your start date as an employee, that vest as follows: 50% of such RSUs shall vest upon the twelve (12) month anniversary of your commencement of employment with the Company and 50% of such RSUs shall vest upon the twenty-four (24) month anniversary of your commencement of employment with the Company, subject to your continued full-time service through the applicable vesting date.

Subject to compliance with applicable laws, the Company will sell a portion of the RSUs, PSUs and PRSUs as they vest to cover for withholding taxes.

J. Lloyd

Employment Terms

The above summary is not a legal description of the RSU, PSU and PRSU awards.  Each RSU, PSU and PRSU granted to you will be conditioned on your acceptance of the award agreement pursuant to which it is granted and subject to the terms and conditions of the Plan and such award agreement. These documents will determine the terms and conditions of the awards and will supersede the above summary.

You will be subject to stock ownership guidelines that are equal to a 5x multiple of your annual base salary. You will be expected to achieve this level of ownership over period of  five years from your start date. Your execution of this offer letter represents your acknowledgement and acceptance of these guidelines.

Continued participation  in RSU, PSU and PRSU programs of the Company and the number of shares awarded for future years is discretionary, subject to approval of any future award by the Compensation Committee and can vary based on performance and other factors, as determined by the Compensation Committee in its sole discretion.  Eligibility for participation in this program will be evaluated each year and there is no guarantee that an employee will be eligible to participate every year.

As a full-time employee, you will be eligible for standard Company benefits.  Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review.  The Company may change compensation and benefits from time to time, in its discretion.

You will be considered an “Insider” for purposes of trading Company stock and will be required to comply with Power Integrations’ Insider Trading Policy as in effect from time to time.  In addition, you will be required to comply with all of the Company’s other written policies and procedures, including those set forth in the Company’s Employee Handbook and Code of Business Conduct and Ethics, as in effect from time to time. Current copies of the Insider Trading Policy, Employee Handbook and Code of Business Conduct and Ethics are enclosed.

As a condition of employment, you must sign, return, and comply with, the Employee Confidential Information and Inventions Assignment Agreement enclosed herewith.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose.  You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.  By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

J. Lloyd

Employment Terms

Your employment relationship is at will.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and a duly authorized member of the Board.  You will be eligible for certain severance benefits under the terms and conditions of your Executive Officer Benefits Agreement, a copy of which is enclosed for your review and execution.

This offer letter, together with your Executive Officer Benefits Agreement, and the Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  The terms in this offer letter supersede any other agreements or promises made to you by anyone, whether oral or written.

You acknowledge that the Company has encouraged you to consult with your personal legal and financial advisers with respect to the subject matter hereof, and that you have had adequate time to consult with your advisers before signing this offer letter agreement.  This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized member of the Board.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/).  You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  You agree that any arbitration under this Agreement  shall be conducted in the California county in which you work for the Company as of your start date as an employee. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be

J. Lloyd

Employment Terms

filed with a court, while any other claims will remain subject to mandatory arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding.  Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.  Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Please (1) sign and date this offer letter in the space provided below, (2) sign and date the enclosed Executive Officer Benefits Agreement, and Employee Confidential Information and Inventions Assignment Agreement, (3) review and acknowledge receipt of the Code of Business Conduct and Ethics policy, Insider Trading Policy and Employee Handbook, and (4) complete and sign the other materials enclosed herewith, and return all such signed documents and acknowledgements to Grace Zonio at grace.zonio@power.com (408-414-9644) by July 14, 2025, if you wish to accept employment at the Company under the terms described above.

(signature page follows)

J. Lloyd

Employment Terms

Jennifer, we look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,		AGREED and ACCEPTED:

/s/ Balu Balakrishnan		/s/ Jennifer Lloyd
Balu Balakrishnan, Chairman of the Board and Chief Executive Officer		Jennifer Lloyd

Date:	15 June 2025	Date:	11 July 2025

START DATE: 21 July 2025

Enclosures:

●	Executive Officer Benefits Agreement
●	Employee Confidential Information and Inventions Assignment Agreement
●	Code of Business Conduct and Ethics policy, and acknowledgement of receipt
●	Insider Trading Policy, and acknowledgement of receipt
●	Employee Handbook, and acknowledgement of receipt
●	U.S. Application for Employment
●	Prospective Employee Interview Letter
●	Non-Disclosure Agreement